Exhibit 99.1

PINNOAK RESOURCES, LLC [logo]                 Michael F. Nemser
                                              Chief Financial Offier
                                              PinnOak Resources LLC
                                              601 Technology Drive, Suite 300
                                              Canonsburg, PA  15317-9523
                                              Ph:  724/338-9104
                                              Fax:  724/743-3251

February 7, 2006


Beard Technologies, Inc.
Beard Pinnacle LLC
Enterprise Plaza, Suite 320
5600 North May Avenue
Oklahoma City, OK  73112

                  Re:      Smith Branch Project

Dear Sirs:

     Beard Pinnacle, LLC ("Beard Pinnacle") has been formed by Beard Technologies, Inc. ("Beard Technologies") to construct and operate a pond fines recovery facility (the "Project") located at the Smith Branch Coal Refuse Disposal Facility of Pinnacle Mining Company, LLC ("PMC"). Beard Technology and PinnOak Resources LLC ("PinnOak"), the sole member of PMC, have developed a preliminary understanding regarding the initial equity funding of Beard Pinnacle and its development and operation of the Project. These understandings are based upon the premise that Beard Pinnacle or its lender, currently Key Bank, N.A., would receive a USDA loan guaranty (the "USDA Loan Guaranty"). Based upon this premise, the parties have commenced construction of the Project and PinnOak has advanced $1,975,000 to Beard Pinnacle with such advance being evidenced by one or more promissory notes in the aggregate principal amount of $1,975,000.

     Recently, concerns have been raised with respect to whether a USDA Loan Guaranty will be granted. Given the uncertainty regarding the availability of a USDA Loan Guaranty, the parties now believe that the funding necessary to complete the Project may take the form of one of the following three alternatives. This letter will summarize our agreements with regard to each principal funding alternative.

1.   USDA Loan Guaranty

     In the event that Beard Pinnacle or its lender receives a USDA Loan Guaranty on or before April 1, 2006, the existing draft agreements, as finalized by the parties hereto, will govern the relationship of the parties. In this regard, the parties acknowledge that the equity interest in Beard Pinnacle to be held by PinnOak may be held by PinnOak or at the sole option of PinnOak by one or more of it affiliates or members. If the Project requires additional funding prior to the receipt of the USDA Loan Guaranty, PinnOak will provide additional loans to Beard Pinnacle. If an additional loan is required to be provided by PinnOak then all existing and future loans will be secured by a first priority lien on the assets of Beard Pinnacle and also will be secured by a guaranty of Beard Technologies. The Beard Technologies guaranty will be collateralized by a
(x) a pledge of all of the membership units of Beard Pinnacle and (y) a lien on the CO2 production assets and working interests in gas wells owned by Beard Technology. In addition, Beard Technologies will grant PinnOak a nonexclusive, fully paid up license and access to know how sufficient to use the pond fine recovery technology owned by Beard Technologies (the "Technology License") for use in the operation of the Project or projects located at mines owned by PinnOak or its affiliates.

2.   No USDA Loan Guaranty; Beard Pinnacle Obtains Third Party Funding

     In the event that (i) no USDA Loan Guaranty is granted and (ii) Beard Pinnacle receives a third party loan in an amount sufficient to complete the Project on or before April 1, 2006, the existing draft agreements, as finalized by the parties hereto, will govern the relationship of the parties. If the Project requires additional funding prior to the receipt of the third party loan, PinnOak may, but is not required, to provide additional loans to Beard Pinnacle. If an additional loan is required to be provided by PinnOak then all existing and future loans will be secured by a first priority lien on the assets of Beard Pinnacle and also will be secured by a guaranty of Beard Technologies. The Beard Technologies guaranty will be collateralized by a (x) a pledge of the membership units of Beard Pinnacle and (y) a lien on the CO2 production assets and working interests in gas wells owned by Beard Technology. In addition, Beard Technologies will grant PinnOak the Technology License.

     Any funding provided by PinnOak in excess of $2,800,000 will be repaid to PinnOak immediately upon the consummation of a third party loan of Beard Pinnacle. The parties agree that any financing expenses associated with the third party loan that exceed the projected cost or expense of a loan with the USDA Loan Guaranty (including without limitation interest costs, placement fees, etc.) will be paid solely out of Beard Technology's share of the profit and loss of Beard Pinnacle.

3.   Beard Pinnacle Unable to Obtain any Third Party Funding

     In the event that Beard Pinnacle has not obtained the USDA Loan Guaranty or other third party loan on or before April 1, 2006, then PinnOak will assume control over the Project. In the event PinnOak assumes control over the Project, PinnOak will be responsible for funding or arranging the funding of the Project. PinnOak will convert up to $2,800,000 of its loan to Beard Pinnacle to equity in Beard Pinnacle and the membership units of Beard Pinnacle will be owned seventy five percent (75%) by PinnOak and twenty five percent (25%) by Beard Technologies. Beard Technologies will grant PinnOak the Technology License.

     Net income generated by the Project each year would be applied by Beard Pinnacle as follows:

    (i) a distribution to owners to pay income taxes on Beard Pinnacle profits allocated to such owners;

   (ii)  distribute to PinnOak the first $500,000 of profit:

  (iii)  repay any loans made by PinnOak to Beard Pinnacle;

   (iv) distribute any remaining net cash flow pursuant to the following schedule:

     Remaining Net       PinnOak         Beard Technologies
       Cash Flow          Share                 Share
       ---------          -----                 -----
Next $300,000               50%                  50%
Next $1,000,000             80%                  20%
Next $500,000               77.5%                22.5%
Thereafter                  75%                  25%

     The parties have agreed that, once funding of the Project has been finalized and all loans plus accrued interest have been fully repaid under one of the three alternatives described above, any collateral provided hereunder will be released.

     The relationship among the parties would be governed by the existing draft agreements appropriately modified by the parties to reflect the economics set forth in this letter.

     If this letter accurately summarizes our agreement, kindly so indicate by signing all three copies of this letter, return two copies to us and retain one copy for your files.

                                  Sincerely,

                                  PINNOAK RESOURCES, LLC

                                        /s/ Michael F. Nemser
                                  By:       Michael F. Nemser
                                  Title:    Chief Financial Officer

Agreed and accepted this
7th day of February, 2006

By:  BEARD TECHNOLOGIES, INC.

    /s/Herb Mee, Jr.
------------------------------
       Herb Mee, Jr.
Title: Vice President


Agreed and accepted this
7th day of February, 2006

By: BEARD PINNACLE, LLC

    /s/ W. M. Beard
----------------------------
        W. M. Beard
Title:  Chairman of the Board